Exhibit 10.2
Operator Agreement

Made this 12th day of February, 2008

This Operator Agreement (the “Agreement”) is entered into by the following parties as of the date written above.

Between
Sociedad Pacific Copper Peru SRL Limitada, a limited liability partnership, incorporated in the Country of Peru, South America having its international administrative office at 3430 E. Sunrise Drive, Suite 160, Tucson, Arizona USA 85718

(hereinafter referred to as the “Company”)

And
Inversiones Mineras Stiles., a limited liability partnership, incorporated in the Country of Peru, South America, having its principal offices located at Urbanizacion Leon XIII G-2 Cayma, Peru, Arequipa

(hereinafter referred to as the “Operator”)

WHEREAS, the Company wishes to employ the Operator to carry out work on the Company’s properties in Peru as more particularly described herein; and

WHEREAS, the Operator is prepared to undertake the work for the Company.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.      REPRESENTATIONS AND WARRANTIES

1.01 The parties hereto each represent and warrant to the other that:

(a)	they are entities duly formed, organized and validly existing in good standing under the laws of the jurisdiction in which they were incorporated;

(b)
they have all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder have been duly authorized by all necessary corporate action and proceedings;

(c)
this Agreement constitutes a valid and binding obligation of each of them, enforceable against them in accordance with its terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization and other similar laws generally affecting enforceability of creditors' rights and that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought;

(d)
neither party is a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, or resolution of a board of directors (or any committee thereof), statute, regulation, order, judgment, decree or law which would be violated, contravened, breached by, or under which default would occur as a result of, the execution and delivery of this Agreement or the consummation of any of the transactions contemplated herein;

(e)	the Operator represents and warrants and the Company agrees that at no time will the Company be the Operator’s sole client or customer for its services;

(f)
notwithstanding anything contained in this Agreement, the Company has not made, and does not make, any representation or warranty of any kind or nature whatever concerning (i) the condition of the Properties; or (ii) the nature or extent of any environmental issues that may be associated with the Properties (as defined below).

2.       APPOINTMENT

2.01  The Company hereby appoints the Operator to carry out certain exploration and developmental activities on its mineral properties located in the Country of Peru (the “Properties”) more particularly described in Schedule A hereto, as to which the Operator declares it is professionally qualified and experienced to carry out such activities.

3.      WORK PROGRAMS AND BUDGETS

3.01  The Operator will prepare an annual work program (the “Programs”) to be carried out on each of the Company’s Properties within 30 days of the execution of this Agreement and present it to the Company for approval. The Program shall contain detailed descriptions of each item in the Program and a timeline during which the work is projected to be carried out. Programs may be segregated into phases with subsequent phases requiring approval based on the results of the previous phase. Said Programs shall be accompanied with a budget (the “Budget”) detailing the cost of each item in the Budget and setting out the estimated dates for advances to be made by the Company. Said Budget shall include details of the portion of the Operator’s administration costs required to carrying out the Programs.

3.02  The Operator shall, 90 days prior the completion of any annual Program, prepare a new annual Program with a Budget for the upcoming annual period and submit it to the Company for approval. Each new annual Program and Budget shall include the balance of any prior Program and Budget expected to be incomplete at the end of its annual period.

3.03  Each annual Program may be modified from time to time based upon results attained from monthly reports as the work progresses, subject to the agreement of the parties hereto.

3.04  The Company shall have 30 days from the receipt of any Program and Budget to approve or modify the Program and Budget. Any changes to Programs and Budgets will be made by the Operator within 15 days and presented to the Company for final approval which the Company shall deliver within 10 days of receipt.

3.05  The Operator and the Company shall jointly ensure that the professional consultants provided by the Company or as contracted by the Operator shall provide a written log and photographic record of exploration activities and progress while any Program is in progress and a full independent geological and or engineering report as would be required by the Company for presentation to investors, regulatory agencies or such other parties that the Company deems appropriate. The Company shall be solely responsible to approve the party selected to write such reports.

3.06  Following approval of the respective Programs and Budgets, the Company agrees to provide the Operator with sufficient funding to cover planned expenses 60 days in advance of actual expenditures.

3.09  Should an unforeseen shortfall in funding occur, or should there be an emergency situation with regard to the Properties, the Company shall provide notice of any such shortfall to the Operator with no less than 30 days notice of the subsequent funding commitment, upon which the parties hereby agree that the Operator shall have explicit authority to employ as necessary any such unused project funds to terminate all exploration activities, including management and labor contracts, office personnel, vendor and equipment agreements, and provide for the repatriation of any foreign consultants, and find suitable storage for any idled equipment and vehicles, until such time as funding is sufficient to resume exploration activities.

3.10  By written notice given to Operator on or before November 1 of each year that this Agreement is in effect, the Company shall have the right to have an independent firm of certified public accountants audit the expenditures reported under Programs and Budgets for the preceding 12 month period. Such audit shall be concluded as promptly as possible.

4.      OPERATOR RESPONSIBILTY

4.01  In carrying out the Programs, the Operator shall be responsible for:

(a)	help in obtaining visas, work permits, safe passes, and other required documents when needed for any expatriate professional;

(b)	providing housing, necessary domestic services, and per diem and nutritional needs for workers;

(c)	coordinating transportation for workers to and from work sites;

(l)	providing ancillary labor and technical support;

(m)	providing all necessary equipment and supplies;

(n)
coordinating importation into the country of any geological and professional equipment, including I.P. lines, drilling rigs, drill platforms, drill steel and bits, GPS receivers and stations, sample bags, etc., all in compliance with the laws of Peru;

(o)	providing such other equipment as needed, such as bulldozers for road and platform building, supply trucks for fuel, water and drill equipment, worker and supervisor vehicles, etc.;

(p)	when necessary, providing portable campsite with all necessary ancillary staff and facilities such as outdoor toilets, camp kitchen, and sleeping quarters;

(q)
ensuring that all workers are provided with such safety training and equipment as required by job description and local regulations, such as gloves, goggles, hard hat, steel toed boots, sun glasses and sun block;

(r)	reclamation of disturbances and general housekeeping relating to entries onto and activities affecting the Properties;

(s)	Providing for ancillary services:

- securing and compliance with any environmental or special operational permits, consents or governmental approvals necessary for operations or activities hereunder

- payment of all taxes and import duties and related levies on the importation of any equipment, materials and supplies into the country

- when necessary, security services

- communications, including cell phones, internet, and fax

- office services, including secretarial for bookkeeping, records, payroll and payroll burden, and payment of third party invoices

- banking, including foreign investment justification, bank wires and foreign currency exchange

- accounting, including un-audited monthly operational statements and audited annual statements, payment and recovery of value added taxes, and payment of all company corporate and individual taxes that can be credited to the Company

- secure storage for sample splits, drill core splits, and any idle equipment

- shipping services, to external labs for samples and core splits

- key personnel for field supervision, office management, and overall project management as circumstances dictate

- legal, including filing of necessary documents with authorized government agencies, payment of annual taxes, notarization of relevant agreements and documents, and in sum with the consent of the Company; provide a legal defense against litigation and litigants and all manner of plaintiffs which may threaten or could threaten the integrity of the mineral properties, the operating subsidiaries, or any of the officers or key agents involved therein.

4.04
It is understood that Operator provides similar services for other parties and where feasible administrative costs will be apportioned to each of the Operator’s customers as it relates to the total of such administration costs.

4.05
Operator shall conduct all of its Operations on, and provide services in relation to, the Properties and other activities hereunder in accordance with the best industry practices of safety, sound mining and other applicable industry standards and practices, and in all material respects in accordance with the terms and provisions of all Permits and agreements pertaining to the Properties, and in compliance in all respects with applicable Laws, except in each case where such failure or noncompliance would not have a material adverse effect on the Properties.

5.      ACCESS

5.01  The Company shall have access to the Properties and to the records of the Operator, to review work being carried out on the Properties or to review results obtained from work carried out on the Properties, as the case may be, provided however, that reasonable notice is given to the Operator.

6.      TERM AND TERMINATION

6.01  This Agreement shall commence on the date first written and remain in effect as long as approved Programs are in effect. Either party may terminate this Agreement on ninety (90) days written notice; provided, that the Company shall have the right to immediately terminate this Agreement for any intentional malfeasance, deliberate misconduct or grossly negligent act of the Operator which could affect the Properties in a material fashion.

7.      SALE, ABANDONMENT OR DISPOSITION OF PROPERTY

7.01  Any sale, joint venture, abandonment or other disposition of any of the Company’s Properties shall be at the sole discretion of the Company. Should the Company determine to take any such action to dispose of a Property, the Operator shall provide reasonable assistance to facilitate such actions.

8.      OTHER ACQUISITIONS/BUSINESS OPPORTUNITIES

8.01  The Operator, at its discretion, may from time to time find other claim groups or mining opportunities in Peru and may elect to bring these claims or opportunities to the attention of the Company for purchase or other form of acquisition, provided the Company shall pay the Operator a finder’s fee or other form of consideration to be negotiated for each completed acquisition. It is acknowledged and understood that the Operator currently has interests in other projects and properties in Chile that ownership by the Operator of such interests are not in conflict with the Properties or business of the Company, and that Operator has no obligation to present such projects to the Company.

9.      EQUIPMENT

9.01  As part of an approved Program and Budget, the Operator may have a need to acquire equipment to carry out work on the Properties and may require a cash investment or credit arrangements to secure such equipment for the benefit of the Company. The Company will use its best efforts to arrange such cash or credit and set up a company or other entity, or facilitate some other arrangement to provide the equipment and the additional capital to train operators. To the extent that the Operator participates in the company or other arrangement set up to own the equipment, such equipment will then be charged out at prevailing rates to the Operator to carry out Programs for the Company and others.

10.      INSURANCE

10.01  Operator shall at all times maintain, and where feasible require its contractors and their subcontractors performing work on the Properties to procure and maintain during the course of any work conducted on the Properties, insurance from an insurer reasonably satisfactory to the Company, including but not limited to:

Comprehensive General Liability Insurance, including provisions insuring against the hazards of premises operations, contractual liability, bodily injury, personal injury, property damage, and products and completed operations, in amounts as are generally available and standard in Peru.

Vehicular Liability Insurance covering all automobiles and other vehicles used in connection with services rendered hereunder, whether owned, non-owned, leased or hired by such contractor insuring against the risks of bodily injury and property damage amounts as are generally available and standard in Peru.

Worker’s Compensation Insurance, as applicable, in accordance with the laws of the country of Peru, including employer’s liability in amounts as generally required by law.

To the extent that insurance is available and is procured by the Operator, the Operator shall use its best efforts to provide that such policies name the Company as an additional insured thereunder, and the Operator shall furnish to the Company copies of any insurance policies so obtained.

11.      CONFIDENTIALITY OF INFORMATION/PRESS RELEASES

11.01 The Operator shall, subject to the exceptions set out hereinafter, treat all data, reports, records and other information relating to this agreement and the Properties as confidential. The Operator, its officers, directors, employees, consultants or agents will not, without the express written consent of the Company, disclose to any third party any information concerning the Company or results of the operations on the Properties except where such disclosure is mandatory under the law or is deemed necessary by the Operator’s counsel for the satisfaction by the Operator of its obligations under applicable securities law, and the Operator has, prior to the public disclosure, given the Company a draft copy of the disclosure.

Without the prior written consent of the Company, except as required by law and/or the rules and regulations of any stock exchange, neither Party shall make any public announcement, issue any press release, or make any statement to any third party with respect to this Agreement. To the extent that any public announcement is required by law, the Operator shall confer with and provide a copy of such statement to the Company prior to releasing such statement.

12.      INDEMNITY

12.01  Operator agrees to indemnify and hold the Company and its Affiliates and each of their officers, directors and employees (“Representatives”) harmless from and against any and all claims, judgments, liabilities costs and/or losses that any of them shall sustain by reason of or in connection with the breach or default of any of the representations and warranties, covenants or duties of Operator contained in this Agreement.

13.      ARBITRATION

13.01  Any controversy between the parties hereto involving any claim arising out of or relating to this Agreement, will be submitted to and be settled by final and binding arbitration in Tucson, Arizona, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof in the United States or in Chile. Such arbitration shall be conducted by two arbitrators chosen by the Company and the Operator, or failing such agreement, an arbitrator appointed by the AAA. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrator(s) upon a showing of good cause. Depositions shall be conducted in accordance with the Arizona Code of Civil Procedure, the arbitrator(s) shall be required to provide in writing to the parties the basis for the award or order of such arbitrator(s), and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. All parties hereto consent to jurisdiction in Tucson, Arizona and agree not to assert inconvenience of forum as a defence or reason to deny such jurisdiction.

14.      NOTICES

14.01  Any notice, election, consent or other writing required or permitted to be given hereunder shall be deemed to be sufficiently given if delivered or if mailed by registered air mail or by fax, addressed as follows:

In case of the Company:

c/o Pacific Copper Peru SRL
3430 E. Sunrise Drive, Suite160,
Tucson, Arizona USA 85718
Fax # 520-623-3326
Attention: Andrew Brodkey

In the case of the Operator:

Inversiones Mineras Stiles,
Urbanizacion Leon XIII G-2
Cayma, Peru, Arequipa
Fax #
Attention: Donald Stiles

and any such notice given as aforesaid shall be deemed to have been given to the parties hereto if delivered, when delivered, or if mailed, on the tenth business day following the date of mailing, or, if faxed, on the next succeeding day following the faxing thereof PROVIDED HOWEVER that during the period of any postal interruption in either the country of mailing or the country of delivery, any notice given hereunder by mail shall be deemed to have been given only as of the date of actual delivery of the same. Any party may from time to time by notice in writing change its address for the purpose of this paragraph.

15.      GENERAL

15.01  The parties hereto hereby covenant and agree that they will execute such further agreements, conveyances and assurances as may be requisite, or which counsel for the parties may deem necessary to effectually carry out the intent of this Agreement.

15.02  This Agreement shall represent the entire understanding between the parties. No representations or inducements have been made save as herein set forth. No changes, alterations, or modifications of this Agreement shall be binding upon any party until and unless an amendment to this Agreement or a memorandum in writing to such effect shall have been signed by all parties hereto.

15.03  The titles to the articles to this Agreement shall not be deemed to form part of this Agreement but shall be regarded as having been used for convenience of reference only.

15.04  The Schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

15.05  This Agreement shall be governed by and interpreted in accordance with the laws in effect in the State of Arizona, USA.

15.06  This Agreement shall inure to the benefit of and are binding upon the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either party without the written consent of the other party, which shall not be unreasonably withheld.

15.07  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

15.08  Time shall be of the essence of this Agreement.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

Sociedad Pacific Copper Peru Limitada.

By:  Andrew A. Brodkey
Andrew A. Brodkey
Its:

INVERSIONES MINERAS STILES

By:  Donald Stiles
Donald Stiles

Its:

Schedule A

Property Description

		TYPE OF MINE	APPROXIMATE UTM		MINE	TOTAL
PROPERTY NAME	LOCATION	CONCESSION	N X E AREA LOCATION	# OF TITLE	OFFICE	HECTARES

MEDALLA MILAGROSA #5	puquina map nw quad	EXPLOITATION	8.162.000 X 238.500	01003412x01	AREQUIPA	3.819

MEDALLA MILAGROSA #7	puquina map nw quad	EXPLOITATION	8.162.000 X 238.500	01003460X01	AREQUIPA	86.804

MEDALLA MILAGROSA #8	puquina map nw quad	EXPLOITATION	8.162.000 X 238.500	01003461X01	AREQUIPA	89.985

MEDALLA MILAGROSA #12	puquina map nw quad	EXPLOITATION	8.162.000 X 238.500	01003552X01	AREQUIPA	48.000

MEDALLA MILAGROSA #15	puquina map nw quad	EXPLOITATION	8.162.000 X 238.500	01003579X01	AREQUIPA	74.991

MEDALLA MILAGROSA #18	puquina map nw quad	EXPLOITATION	8.162.000 X 238.500	01004496X01	AREQUIPA	15.329

MEDALLA MILAGROSA #21	puquina map nw quad	EXPLOITATION	8.162.000 X 238.500	10007895	AREQUIPA	0.744

MEDALLA MILAGROSA #22	puquina map nw quad	EXPLOITATION	8.162.000 X 238.500	50014804	AREQUIPA	77.546

DON JAVIER #79	puquina map nw quad	EXPLOITATION	8.162.000 X 238.500	01004187X01	AREQUIPA	599.898

					TOTAL HECTARES	997.116

	* HECTARES ROUNDED TO NEAREST .001